AMENDMENT
                                     OF THE
                    GENERAL AMERICAN INVESTORS COMPANY, INC.
                           EMPLOYEES' RETIREMENT PLAN


         WHEREAS, General American Investors Company, Inc. (the "Company") adopted the General American Investors Company, Inc. Employees' Retirement Plan (the "Plan"), effective as of January 1, 1956; and

         WHEREAS, the Plan was amended and restated on April 14, 1976, effective as of December 31, 1975; and

         WHEREAS, the Plan was further amended on April 13, 1977, April 12, 1978, December 8, 1982, December 12, 1984, February 13, 1985, September 11, 1985, December 1, 1987, May 2, 1988, December 19, 1989, December 11, 1991,
December 19, 1994 and February 14, 1995; and

         WHEREAS, Section XV.2 provides that the Board of Directors of the Company may amend the Plan in whole or in part at any time, except in certain respects not material hereto; and

         WHEREAS, the Board of Directors desires to make certain amendments to the Plan.

         NOW, THEREFORE, the Plan is hereby amended, effective as of the dates (or for the years) described below, in the following respects:


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         1. Effective August 5, 1993, clause (i) of the fourth sentence of paragraph 19 of Section I is hereby amended by adding the phrase "including pursuant to a leave of absence taken in accordance with the Family and Medical Leave Act of 1993" immediately following the phrase "periods while on authorized leave of absence".

         2. Effective January 1, 2000, paragraphs 21 through 23 of Section I are renumbered as paragraphs 24 through 26, and new paragraphs 21, 22 and 23 of
Section I are added to read as follows:

                   21. "Stability Period" means the month in which occurs the date of payment or commencement of payment of a Participant's Retirement Income.

                   22. "Treasury Interest Rate" means the annual rate of interest on 30-year U.S. Treasury securities as specified by the Secretary of the Treasury (or a delegate thereof) for the second calendar month immediately preceding the applicable Stability Period.

                   23. "Treasury Mortality Table" means the mortality table prescribed by the Secretary of the Treasury (or a delegate thereof) under Section 417(e)(3)(A)(ii)(I) of the Code as in effect on the first day of the applicable Stability Period.

         3. Effective January 1, 2000, paragraph 6 of Section IV is amended by deleting the last sentence thereof, and adding a new paragraph to read as follows:

                   Notwithstanding anything contained in the Plan to the contrary, in the event a Participant continues in employment after the end of 1999 or any subsequent calendar year in which the Participant attains age 70 1/2, Retirement Income payments shall commence no later than April 1 of the next calendar year (if such Participant was a 5-percent owner (within the meaning of Section 416(i)(1)(B) of the Code) of the Company at any time during the Plan Year ending in the calendar year in

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

         which the Participant attains age 70 1/2), or, if the Participant was not a 5-percent owner (within the meaning of Section 416(i)(1)(B) of the Code) of the Company during such Plan Year, no later than April 1 of the calendar year following the calendar year in which the Participant's employment terminates. The distributions required by this paragraph shall be made in accordance with Section V; provided, that in any event the amount and frequency of distributions required under this paragraph shall comply with the requirements of Section 401(a)(9) of the Code and the regulations thereunder. The Participant's benefit payable in accordance with this paragraph shall be actuarially increased to reflect commencement after age 70 1/2.

         4. Effective January 1, 2000, paragraph 2 of Section V is amended by deleting the last sentence thereof and inserting the following in its place:

          Notwithstanding the foregoing, in no event shall a married Participant have less than 30 days to elect, or revoke a previous election of, a form of Retirement Income following the date on which he has been furnished with written information of the terms and conditions of the "50% Joint and Survivor Annuity" and the financial effects of electing an optional form of Retirement Income; provided, however, that the Participant may waive (with the consent of the Participant's spouse, if the Retirement Income is to be paid in a form other than a "50% Joint and Survivor Annuity") such 30-day period so long as the distribution of Retirement Income commences more than seven days after such written information has been furnished to the Participant, and the waiver may be revoked prior to the expiration of such 7-day period.

         5. Effective January 1, 1998, paragraph 3 of Section VII is amended by replacing "$3,500" with "$5,000", and by revising the last sentence of the first paragraph thereof in its entirety to read as follows:

          In determining the amount of the lump-sum payment payable under this paragraph, the actuarial present value shall be based on the Treasury Interest Rate and the Treasury Mortality Table. Notwithstanding that the actuarial present value of the monthly benefit otherwise

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         payable at the Participant's Normal Retirement Date exceeds $5,000 as of the Participant's date of termination of Service, the Company may, prior to the commencement of Retirement Income annuity payments by such Participant, recalculate the actuarial present value and pay the lump-sum cash payment determined in accordance with this paragraph, if as of any subsequent January 1 such recalculated actuarial present value does not exceed $5,000.

         6. Effective August 5, 1993, the second sentence of paragraph 4 of
Section VII is amended to read in its entirety as follows:

          For purposes of determining whether a one-year break in service has occurred, an Employee who is absent from work (a) by reason of (i) the pregnancy of the Employee, (ii) the birth of a child of the Employee or (iii) the placement of a child with the Employee in connection with the Employee's adoption of such child, or (b) for purposes of caring for a child of the Employee immediately following birth or placement in connection with adoption, or (c) pursuant to a leave of absence taken in accordance with the Family and Medical Leave Act of 1993, shall be credited with the Hours of Service which would otherwise normally have been credited to the Employee but for such absence (or if such Hours of Service cannot be determined, 8 Hours of Service for each normal workday of absence) up to a maximum of 201 Hours of Service.

         7. Effective for re-employments occurring on or after October 13, 1996,
Section VIII is amended by adding a new paragraph 3 at the end thereof to read as follows:

                   3. Notwithstanding any provision of the Plan to the contrary, contributions, benefits and service credit with respect to qualified military service will be provided in accordance with Section 414(u) of the Code.

         8. Effective for judgments entered on or after August 5, 1997, Section X is amended by adding the following immediately preceding the end thereof:

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

         or pursuant to a judgment, order, decree or settlement in accordance with the provisions of subparagraphs (C) and (D) of Section 401(a)(13) of the Code.

         9. Effective November 1, 1999, paragraph 2(C) of Section XVI is amended by replacing "$3,500" with "$5,000".

         10. Effective January 1, 1997, paragraph 3 of Section XVI is renumbered as paragraph 4, and a new paragraph 3 is added to read as follows:

                  3. For purposes of this Section XVI:

                           (a) "highly compensated employee" shall include each
                  Employee who is eligible to become a Participant pursuant to
                  Section II and who (1) was a 5-percent owner (within the meaning of Section 416(i)(1)(B) of the Code) at any time during the Plan Year or the preceding Plan Year, or (2) had total compensation in excess of $80,000 (as adjusted for increases in the cost of living pursuant to Section 414(q) of the Code) for the preceding Plan Year and was in the top-paid group of Employees for the preceding Plan Year;

                           (b) an Employee's "total compensation" is the total
                  compensation payable to an Employee by the Company in any Plan Year, and shall include any elective deferral (within the meaning of Section 402(g)(3) of the Code) and any amount which is contributed or deferred by the Company at the election of the Employee and which is not includable in the gross income of the Employee by reason of Section 125 or 457 of the Code;

                           (c) the "top-paid group of Employees" for any Plan
                  Year are those Employees in the top 20% of Employees when ranked on the basis of total compensation for such Plan Year.

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


         11. Effective January 1, 2000, Section XVIII is amended by deleting "1." immediately preceding the first sentence thereof and by deleting paragraph 2 thereof in its entirety.

         12. Effective January 1, 2000, the last sentence of Section XVIII is amended by adding the following immediately preceding the end thereof:

          , and shall include any elective deferral (within the meaning of Section 402(g)(3) of the Code) and any amount which is contributed or deferred by the Company at the election of the Employee and which is not includable in the gross income of the Employee by reason of
          Section 125 of the Code.


         IN WITNESS WHEREOF, General American Investors Company, Inc. has caused this Amendment to be executed by its duly authorized officers as of the 13th day of October 1999.

ATTEST:



/s/ Carole Anne Clementi                         /s/ Eugene L. DeStaebler, Jr.
----------------------------                     -------------------------------
Secretary                                        Vice-President, Administration








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